Exhibit 99.1

Tanger Factory Outlet Centers, Inc.
News Release

For Release:             IMMEDIATE RELEASE
Contact:                    Frank C. Marchisello, Jr.
    (336) 834-6834

Tanger Announces Exchange Offer for Exchangeable Notes

GREENSBORO, N.C., April 9, 2009 – Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (the “Company”) announced today that Tanger Properties Limited Partnership (the “OP”) has commenced an offer to exchange common shares of the Company for any and all of the outstanding 3.75% Exchangeable Senior Notes due 2026 of the OP.

For each $1,000 principal amount of exchangeable notes validly tendered, note holders will receive 27.7434 Company common shares, which represents an exchange price of approximately $36.04 per share, plus $215 paid in the form of additional Company common shares (based on the volume weighted average price of the Company’s common shares over an eight trading day averaging period beginning April 24, 2009 and ending May 5, 2009), subject to a minimum and a maximum number of Company common shares as described in the preliminary prospectus described below.  Holders will also receive a cash payment for accrued and unpaid interest on the exchangeable notes up to but not including the settlement date.

The offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, May 7, 2009. As of April 8, 2009, there was $149,500,000 principal amount of exchangeable notes outstanding.

Copies of the preliminary prospectus relating to the exchange offer may be obtained from the information agent, Global Bondholder Services Corporation, 65 Broadway, Suite 723, New York, NY 10006, telephone (866) 470-4300. Tanger has engaged Goldman, Sachs & Co., telephone (800) 828-3182, to act as lead dealer manager in connection with the exchange offer.  Merrill Lynch & Co. will be co-dealer manager in connection with the exchange offer.

Holders of exchangeable notes are urged to read the prospectus and related exchange offer materials when they become available because they contain important information. The prospectus and other related documents filed with the Securities and Exchange Commission may be obtained free of charge from the information agent or at the SEC’s website, www.sec.gov.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Tanger Factory Outlet Centers, Inc., (NYSE: SKT) a publicly traded REIT, presently owns and operates 31 outlet shopping centers in 21 states coast-to-coast, totaling approximately 9.2 million square feet, leased to over 1,900 stores that are operated by over 350 different store brands.  Tanger also operates and owns partial interests in two outlet shopping centers containing approximately 950,000 square feet.

Certain matters discussed in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the prospectus and related exchange offer materials when they become available, as well as the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Tanger Properties Limited Partnership Annual Report of Form 10-K for the fiscal year ended December 31, 2008.

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3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931